UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-A/A

(Amendment No. 1)

__________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

Image Sensing Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

__________________

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-1519168 (IRS Employer Identification Number)

500 Spruce Tree Centre 1600 University Avenue West St. Paul, MN (Address of Principal Executive Offices)

55104 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

explanatory note

This Amendment No. 1 to Form 8-A (the “Amendment”) amends the Registration Statement on Form 8-A filed by Image Sensing Systems, Inc. (the “Company”) with the Securities and Exchange Commission on June 6, 2013.

Item 1. Description of Securities To Be Registered.

First Amendment to Rights Agreement

The Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), entered into a First Amendment to Rights Agreement dated as of August 23, 2016 (the “Amendment”) to the Rights Agreement between the Company and the Rights Agent dated as of June 6, 2013 (the “Original Rights Agreement”). The Original Rights Agreement, as amended by the Amendment, is referred to in this Amendment as the “Rights Agreement.”

The following is a summary of the terms of the Rights Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to full text of the Amendment attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 23, 2016 and incorporated herein by reference; the full text of the Original Rights Agreement, which was attached as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on June 6, 2013 and is incorporated herein by reference; and the full text of the Certificate of Designation amending the Articles of Incorporation of the Company setting forth the terms of the Preferred Shares, which was attached as Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on June 6, 2013 and is incorporated herein by reference. In addition, all capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Rights Agreement.

The amendments to the Original Rights Agreement effected by the Amendment include, among others, the following:

•	amendment of the threshold at which a person or group becomes an “Acquiring Person” from 20% to 4.99% of the outstanding shares of the Company’s common stock, subject to certain exceptions (including that any shareholder who, as of the time of the first public announcement of the adoption of the Amendment, beneficially owns 4.99% or more of the then-outstanding shares of common stock will not be deemed to be an “Acquiring Person” so long as such shareholder does not thereafter acquire any additional shares of Common Stock, subject to certain exceptions);
•	amendment of certain other provisions to include terms appropriate for the purpose of preserving the Tax Benefits; and
•	amendment of the exchange provision allowing the Board to extinguish the Rights by exchanging for each Right two shares of the Company’s common stock rather than one share of common stock as provided in the Original Rights Agreement.

Exercise of Rights. On or after the Distribution Date, each Right would initially entitle the holder to purchase one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), for a purchase price of $25.00 (subject to adjustment) (the “Exercise Price”).

Definition of Acquiring Person. An “Acquiring Person” is a person or group that, together with affiliates and associates of such person or group, acquires beneficial ownership of 4.99% or more of the Company’s common stock, other than (i) an “Exempt Person”; (ii) any shareholder that, as of the time of the first public announcement of adoption of the Amendment, beneficially owns 4.99% or more of the Company’s common stock (unless and until such person thereafter acquires any additional shares of common stock, subject to certain exceptions); (iii) a person who becomes an Acquiring Person solely as a result of the Company repurchasing shares of its common stock; and (iv) certain shareholders who inadvertently buy shares in excess of 4.99% of the shares of common stock and who thereafter reduce the percentage of the shares they own below 4.99%. An Exempt Person is defined as the Company, its subsidiaries and their respective employee benefit plans; and any person that the Board has affirmatively determined, in its sole discretion, prior to the Distribution Date, in light of the intent and purposes of the Amendment and the Original Rights Agreement or other circumstances facing the Company, shall not be deemed an Acquiring Person.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person beneficially owns 50% of the outstanding shares of the Company’s common stock, the Board may extinguish the Rights (except for Rights that have previously been voided as set forth above), in whole or in part, by exchanging two shares of common stock or an equivalent security for each Right. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to two shares of common stock.

Expiration. The Rights expire on the earliest of (i) 5:00 p.m., Eastern time, on the date of the Company’s regular meeting of shareholders to be held in 2017 unless the continuation of the Rights is approved by the affirmative vote of the majority of shares of common stock present in person or represented by proxy and voting on such matter at such regular meeting (or any adjournment or postponement thereof) duly held in accordance with the Company's Bylaws and applicable law; (ii) 5:00 p.m., Eastern time, on June 6, 2018 (unless such date is extended); (iii) the time at which the Rights are redeemed or exchanged under the Rights Agreement; (iv) the repeal of Section 382 of the Code or any successor statute or any other change if the Board determines that the Rights Agreement is no longer necessary or desirable for the preservation of the Tax Benefits; or (v) the time at which the Board determines that the Tax Benefits are fully utilized or no longer available.

Item 2. Exhibits.

3.1	Certificate of Designation amending the Articles of Incorporation of Image Sensing Systems, Inc. as filed with the Minnesota Secretary of State on June 6, 2013 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Image Sensing Systems, Inc. on June 6, 2013) (File No. 0-26056).
4.1	First Amendment to Rights Agreement dated as of August 23, 2016, by and between Image Sensing Systems, Inc. and Continental Stock Transfer & Trust Company, as rights agent,. incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 23, 2016 (File No. 0-26056).
4.2	Rights Agreement dated as of June 6, 2013 by and between Image Sensing Systems, Inc. and Continental Stock Transfer & Trust Company, as rights agent, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Image Sensing Systems, Inc. on June 6, 2013 (File No. 0-26056).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 23, 2016	Image Sensing Systems, Inc.

	By:	/s/ Richard A. Ehrich
		Name:	Richard A. Ehrich
		Title:	Interim Chief Financial Officer (Interim Principal Financial Officer and Interim Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Designation amending the Articles of Incorporation of Image Sensing Systems, Inc. as filed with the Minnesota Secretary of State on June 6, 2013 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Image Sensing Systems, Inc. on June 6, 2013) (File No. 0-26056).
4.1	First Amendment to Rights Agreement dated as of August 23, 2016, by and between Image Sensing Systems, Inc. and Continental Stock Transfer & Trust Company, as rights agent,. incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 23, 2016 (File No. 0-26056).
4.2	Rights Agreement dated as of June 6, 2013 by and between Image Sensing Systems, Inc. and Continental Stock Transfer & Trust Company, as rights agent, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Image Sensing Systems, Inc. on June 6, 2013 (File No. 0-26056).

12313534v3

5